UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 21, 2008

Life Technologies Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-25317	33-0373077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5791 Van Allen Way, Carlsbad, CA	92008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 603-7200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On November 21, 2008, Life Technologies Corporation, a Delaware corporation, or the Company, completed the merger, or the Merger, with Applied Biosystems, Inc., a Delaware corporation, pursuant to the Agreement and Plan of Merger, dated June 11, 2008, as amended by Amendment No. 1 thereto, dated as of September 9, 2008, and as amended by Amendment No. 2 thereto, dated as of October 15, 2008.

On November 28, 2008, the Company filed a Current Report on Form 8-K, or the Initial Form 8-K, to report the completion of the Merger. In response to part (b) of Item 9.01 of the Initial Form 8-K, the Company stated that it would file the required financial information by amendment, as permitted by paragraph (b)(2) of Item 9.01. This Form 8-K/A amendment is being filed to provide pro forma financial data for the Company.

Item 9.01 – Financial Statements and Exhibits

(b) Pro forma financial information

The pro forma financial information required, pursuant to Article 11 of Regulation S-X, is filed on the pages listed below:

Unaudited Pro Forma Combined Condensed Statement of Earnings for Life Technologies Corporation for the nine months ended September 30, 2008	F-2
Unaudited Pro Forma Combined Condensed Statement of Earnings for the year ended December 31, 2007	F-3
Unaudited Pro Forma Balance Sheet as of September 30, 2008	F-4
Notes to Unaudited Pro Forma Combined Financial Statements	F-5

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed statements of earnings combine the historical consolidated statements of earnings of Life Technologies Corporation (formerly known as Invitrogen Corporation) (the “Company”) and Applied Biosystems, Inc. (“ABI”) giving effect to the merger and related events, including the separation effective July 1, 2008, of all of the businesses, assets and liabilities of the Celera Group from ABI’s remaining business, as if they had been consummated on January 1, 2007. The unaudited pro forma combined condensed balance sheet combines the historical unaudited consolidated balance sheet of the Company as of September 30, 2008 and the historical unaudited consolidated balance sheet of ABI as of September 30, 2008, giving effect to the merger and related events, including the Celera separation, as if they had been consummated on September 30, 2008. The historical consolidated statements of earnings of ABI have been adjusted from a fiscal year end of June 30 to a fiscal year end of December 31 to conform to the Company’s year end.

The pro forma information is being furnished solely for informational purposes and is not necessarily indicative of the combined financial position or results of operations that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. The pro forma information is based on preliminary estimates and assumptions set forth in the notes to the unaudited pro forma condensed combined financial statements. The pro forma information does not reflect cost savings expected to be realized from the elimination of certain expenses and from synergies expected to be created or the costs to achieve such cost savings or synergies. No assurance can be given that cost savings or synergies will be realized. Income taxes do not reflect the amounts that would have resulted had the Company and ABI filed consolidated income tax returns during the periods presented.

Pro forma adjustments are necessary to reflect the purchase price, including the new debt and equity structure, and to adjust ABI’s net tangible and intangible assets and liabilities to preliminary estimated fair values. Pro forma adjustments are also necessary to reflect the amortization expense related to amortizable intangible assets, changes in depreciation and amortization expense resulting from fair value adjustments to net tangible assets, costs to finance the merger and the income tax effects related to the pro forma adjustments.

The pro forma adjustments to ABI’s assets and liabilities and allocation of purchase price are preliminary and are based on Company management’s estimates of the fair value of the assets acquired and liabilities assumed. Work performed by independent valuation specialists has been considered in Company management’s estimates of the fair values reflected in the unaudited pro forma condensed combined financial statements.

The final purchase price allocation will be completed after asset and liability valuations are finalized. A final determination of these fair values will include Company management’s consideration of a final valuation that will be prepared with the assistance of independent valuation specialists. This final valuation will be based on the actual net tangible and intangible assets of ABI that existed as of the consummation of the merger. Any final adjustments may change the allocation of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements presented herein. Amounts preliminarily allocated to assets and liabilities, and the estimated useful lives of intangible assets with indefinite and definite lives, may change significantly, which could result in a material increase or decrease in amortization of definite lived intangible assets. Estimates related to the determination of the lives of assets acquired may also change, which could result in a material increase or decrease in depreciation or amortization expense.

Certain reclassifications have been made to conform ABI’s historical amounts to the Company’s presentation.

Unaudited Pro Forma Combined Condensed Statement of Earnings

For the nine months ended September 30, 2008

(in millions, except per share amounts)

	Life Technologies	Applied Biosystems	Pro Forma Adjustments	Note 2		Pro Forma Combined
Revenue	$1,079.7	$1,694.6	$(12.0)	(a	)	$2,762.3
Cost of revenues	365.7	714.1	(12.0)	(a	)	1,067.8
Purchased intangibles amortization	52.0	7.8	(7.8)	(b	)	270.2
			218.2	(b	)

Gross profit	662.0	972.7	(210.4)			1,424.3
Operating expenses:
Sales and marketing	215.3	324.0	—			539.3
General and administrative	132.3	177.5	3.1	(c	)	312.9
Research and development	95.2	150.4	—			245.6
Business consolidation costs, employee-related charges, asset impairments and other	18.9	13.7	—			32.6
Asset dispositions and legal settlements	16.1	4.7	—			20.8

Total operating expenses	477.8	670.3	3.1			1,151.2

Operating income	184.2	302.4	(213.5)			273.1

Other income (expense):
Interest income	20.5	13.0	(15.7)	(d	)	17.8
Interest expense	(20.6)	(3.8)	(125.7)	(e	)	(150.1)
Other income, net	0.8	23.3	—			24.1

Total other income (expense), net	0.7	32.5	(141.4)			(108.2)
Income before provision for income taxes	184.9	334.9	(354.9)			164.9
Income tax provision	(48.1)	(180.4)	136.7	(f	)	(1.2)
			90.6	(f	)

Net Earnings	$136.8	$154.5	$(127.6)			$163.7

Basic earnings per share				(g	)	$0.95
Diluted earnings per share				(g	)	$0.92
Basic shares				(g	)	173.2
Diluted shares				(g	)	178.1

Unaudited Pro Forma Combined Condensed Statement of Earnings

For the year ended December 31, 2007

(in millions, except per share amounts)

	Life Technologies	Applied Biosystems	Pro Forma Adjustments	Note 2		Pro Forma Combined
Revenue	$1,281.7	$2,150.3	$(12.2)	(a	)	$3,419.8
Cost of revenues	467.1	936.5	(12.2)	(a	)	1,391.4
Purchased intangibles amortization	98.7	10.9	(10.9)	(b	)	389.7
			291.0	(b	)

Gross profit	715.9	1,202.9	(280.1)			1,638.7
Operating expenses:
Sales and marketing	252.1	391.5	—			643.6
General and administrative	164.0	230.8	4.1	(c	)	398.9
Research and development	115.8	202.8	—			318.6
Business consolidation costs, employee-related charges, asset impairments and other	5.7	2.8	—			8.5
Asset dispositions and legal settlements	—	(11.1)	—			(11.1)

Total operating expenses	537.6	816.8	4.1			1,358.5

Operating income	178.3	386.1	(284.2)			280.2

Other income (expense):
Interest income	28.0	18.5	(41.1)	(d	)	5.4
Interest expense	(28.0)	(5.7)	(167.6)	(e	)	(201.3)
Other income, net	0.3	9.0	—			9.3

Total other income (expense), net	0.3	21.8	(208.7)			(186.6)
Income before provision for income taxes	178.6	407.9	(492.9)			93.6
Income tax provision	(48.3)	(110.9)	189.5	(f	)	30.3

Net income from continuing operations	$130.3	$297.0	$(303.4)			$123.9

Basic earnings per share				(g	)	$0.71
Diluted earnings per share				(g	)	$0.70
Basic shares				(g	)	174.2
Diluted shares				(g	)	178.0

Unaudited Pro Forma Combined Condensed Balance Sheet

As of September 30, 2008

(in millions)

	Life Technologies	Applied Biosystems	Pro Forma Adjustments	Note 2		Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$673.1	$418.7	$(868.8)	(h	)	$223.0
			2,400.0	(i	)
			(2,400.0)	(h	)
Restricted cash and investments	2.8	—	—			2.8
Trade accounts receivable, net of allowance for doubtful accounts	198.0	384.2	—			582.2
Inventories, net	206.6	175.8	88.2	(j	)	470.6
Deferred income tax assets	30.3	31.4	—			61.7
Prepaid expenses and other current assets	37.4	153.2	—			190.6

Total current assets	1,148.2	1,163.3	(780.6)			1,530.9
Long term investments	36.6	17.9	—			54.5
Property and equipment, net	344.1	357.2	77.1	(k	)	778.4
Goodwill	1,543.1	243.2	(243.2)	(l	)	3,685.5
			2,102.1	(l	)
			24.6	(t	)
			15.7	(u	)
Intangible assets, net	262.1	38.8	(38.8)	(m	)	2,814.6
			2,552.5	(m	)
			100.0	(n	)
			(100.0)	(n	)
Deferred income tax assets	6.7	304.6	(24.6)	(t	)	286.7
Other assets	55.3	99.8	—			155.1

Total assets	$3,396.1	$2,224.8	$3,664.8			$9,305.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long term debt	—	—	—			—
Accounts payable	110.1	131.0	—			241.1
Shut down accrual	12.2	—	—			12.2
Current deferred tax liability	—	13.4	—			13.4
Accrued expenses and other current liabilities	121.4	322.9	(77.2)	(o	)	432.5
			65.4	(r	)

	Life Technologies	Applied Biosystems	Pro Forma Adjustments	Note 2		Pro Forma Combined
Income taxes-accrued	—	24.9	27.9	(u	)	52.8
Total current liabilities	243.7	492.2	16.1			752
Long term debt	1,151.0	—	2,400.0	(i	)	3,551.0
Pension liabilities	21.6	65.6	—			87.2
Deferred income tax liabilities	84.6	1.8	1,040.0	(r	)	1,126.4
Other long term obligations, deferred credits and reserves	53.7	157.4	50.0	(s	)	261.1

Total liabilities	1,554.6	717.0	3,506.1			5,777.7
Stockholders’ equity
Common stock;	1.1	2.1	(2.1)	(p	)	1.9
			0.8	(q	)
Additional paid in capital	2,503.1	717.2	(717.2)	(p	)	4,301.0
			1,797.9	(q	)
Accumulated other comprehensive income	75.5	(5.9)	5.9	(p	)	75.5
Retained earnings (accumulated deficit)	225.2	2,093.5	(2,093.5)	(p	)	113.0
			(12.2)	(u	)
			(100.0)	(n	)
Less cost of treasury stock;	(963.4)	(1,299.1)	1,299.1	(p	)	(963.4)

Total stockholders’ equity	$1,841.5	$1,507.8	$178.7			$3,528.0

Total liabilities and stockholders’ equity	$3,396.1	$2,224.8	$3,684.8			$9,305.7

Note 1 Basis of Presentation

On November 21, 2008, Life Technologies Corporation (formerly known as Invitrogen Corporation), a Delaware company, or the Company, completed the merger, or the Merger, with Applied Biosystems, Inc., a Delaware company, or ABI, pursuant to the Agreement and Plan of Merger, dated June 11, 2008, as amended by Amendment No. 1 thereto, dated as of September 9, 2008, and as amended by Amendment No. 2 thereto, dated as of October 15, 2008, or, as amended, the Merger Agreement, the Company completed the merger with ABI whereby, among other things, ABI merged with and into Atom LLC (now known as Applied Biosystems, LLC) and became a wholly-owned subsidiary of the Company.

At the effective time of the merger, in accordance with the election and allocation procedures set forth in the merger agreement, each outstanding share of Applied Biosystems stock was converted into the right to receive a combination of cash and shares of the Company’s common stock, subject to adjustment in the case of cash or stock elections as a result of the pro-ration procedures contained in the merger agreement.

At the effective time of the merger, 177.9 million shares of Applied Biosystems common stock were exchanged under the merger agreement. Applied Biosystems stockholders received a total of approximately 80.8 million shares of the Company’s common stock and $3.2 billion in cash in consideration for the merger for an aggregate transaction value of approximately $5.1 billion.

The aggregate purchase price of the acquisition is approximately $5.1 billion, estimated as follows (in millions):

Value of Life Technologies shares issued	$1,799
Cash consideration	3,229
Transaction costs	40

Total	$5,068

The allocation of purchase price as of September 30, 2008 is summarized below (in millions):

Current assets	$1,251
Property, plant and equipment	434
In-process research and development	100
Identifiable intangible assets (including customer relationships of $1,400.0, developed technology of $625.0, trademarks of $300.0 and other intangibles of $227.5)	2,553
Goodwill	2,127
Other assets	398
Current liabilities	(415)
Deferred income tax liability	(1,107)
Other long-term liabilities	(273)

Net Assets	$5,068

The value of the shares of the Company’s common stock used in determining the purchase price was $22.25 per share based on the actual price per share valuation two days before the merger. For details on the merger consideration, refer to the “The Merger Agreement—Merger Consideration” section of the joint proxy statement/prospectus (Reg. No. 33-15274) filed with the Securities and Exchange Commission on September 11, 2008 and the supplement thereto filed with the Securities and Exchange Commission on October 15, 2008.

The determination of the purchase price is based on the actual purchase price consideration. The allocation of purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair values of assets acquired, including fair values of acquired in-process research and development and other identifiable intangibles, and the fair value of liabilities assumed as of the date that the acquisition is consummated. The excess of the purchase price over the fair value of assets and liabilities acquired is allocated to goodwill. [The purchase price allocation will remain preliminary until the Company completes a valuation of significant tangible and identifiable intangible assets acquired (including in-process research and development), evaluates the integration plan, which is to be undertaken upon the consummation of the merger, and determines the fair values of other assets and liabilities acquired. The final determination of the purchase price allocation is expected to be completed as soon as practicable after the consummation of the merger. The final amounts allocated to assets and liabilities could cause material differences in the information presented in the unaudited pro forma combined condensed financial statements.

The amount allocated to acquired in-process research and development represents an estimate of the fair value of purchased in-process technology for research projects that, as of the date of the consummation of the merger, have not reached technological feasibility and do not have a future alternative use. The values of the research projects will be determined based on analyses using estimated cash flows to be generated by the products that results from the in-process projects. These cash flows will be estimated by forecasting total revenues expected from these products and then deducting appropriate operating expenses, cash flow adjustments and contributory asset returns to establish a forecast of net cash flows arising from the in-process technology. These cash flows will be substantially reduced to take into account the time value of money and the risk associated with the inherent difficulties and uncertainties given the projected stage of development of these projects at closing. For purposes of the unaudited pro forma combined condensed balance sheet as of September 30, 2008, $100.0 million of the total purchase price has been allocated to acquired in-process research and development which is not expected to have reached technological feasibility at the consummation date of the merger and have no future alternative use. The amounts allocated to in-process research and development will be charged to expense in the statement of earnings in the period the acquisition is consummated.

The Company needed approximately $869 million of cash in the U.S. to complete the purchase of shares from the ABI shareholders. A portion of this cash came from sources outside the U.S. The estimated tax cost associated with repatriating these funds is $27.9 million. This potential tax cash cost is reflected in the unaudited pro forma condensed combined balance sheet as of September 30, 2008 as an increase of income tax liability of $27.9 million, with offsets to historical ABI goodwill of $15.7 million and to the Company’s retained earnings of $12.2 million.

The ABI pro forma financial data has been adjusted from a fiscal year end of June 30 to a calendar year end of December 31 to conform with the Company’s fiscal year end.

Note 2 Pro Forma Adjustments

Pro Forma Statement of Earnings Adjustments

(a) Reflects the elimination of revenue and cost of goods sold between the Company and Applied Biosystems.

(b) Reflects amortization of $218.2 million and $291.0 million for the nine month period ended September 30, 2008 and the year ended December 31, 2007, respectively, for identified intangible assets based on the estimated fair values assigned to these assets at the date of acquisition and estimated useful lives of 12 years, 10 years, 7 years, 5 years and 4 years for customer relationships, trademarks, developed technology, other identifiable intangibles and PCR patents, respectively, and the elimination of historical ABI intangible amortization of $7.8 million and $10.9 million for the nine month period ending September 30, 2008 and the year ended December 31, 2007, respectively. Assuming an aggregate average useful life of seven years, straight-line amortization, and a tax rate of 39.6%, for every additional $50 million allocated to identified intangible assets, net earnings will decrease by $3.2 million and $4.3 million for the nine-month period ended September 30, 2008 and the year ended December 31, 2007, respectively.

(c) Reflects additional depreciation expense due to the increase in value assigned to acquired property, plant and equipment in the amount of $3.1 million and $4.1 million for the nine month period ended September 30, 2008 and the year ended December 31, 2007, respectively.

(d) Reflects lower interest income due to the assumed use of $868.8 million of the Company’s cash and equivalents to finance a part of the cash portion of the merger consideration and transaction costs and assumes interest rates based on the Company’s historical average interest rate earned on cash equivalents of 2.41% and 4.73% for the nine months ended September 30, 2008 and the year ended December 31, 2007, respectively.

(e) Reflects higher incremental interest expense of $118.6 million and $158.2 million for the nine month period ended September 30, 2008 and the year ended December 31, 2007, respectively, and amortization of debt issuance costs of $7.1 million and $9.4 million for the nine month period ended September 30, 2008 and the year ended December 31, 2007, respectively, due to additional borrowings of $2.4 billion at estimated interest rates from 6.1% to 6.7% to finance a part of the cash portion of the merger consideration and transaction costs.

(f) Represents the tax effect of unaudited pro forma combined condensed statement of earnings adjustments based on the estimated tax rate for the combined company pro forma adjustments. ABI’s income tax provision for the nine months ended September 30, 2008 includes the recognition of a valuation allowance of $90.6 million on the Celera deferred tax asset write-down due to its split-off from ABI. As this $90.6 million write-down is non-recurring, and not related to the ongoing operations of the combined company, it is being eliminated in the pro forma adjustments column.

(g) Pro forma basic earnings per share is calculated by dividing the pro forma combined net income by the pro forma weighted average shares outstanding. Pro forma diluted earnings per share is calculated by dividing the pro forma combined net income by the pro forma weighted shares outstanding and dilutive potential weighted shares outstanding. A reconciliation of the shares used to calculate the Company’s historical basic and diluted earnings per share to shares used to calculate the pro forma basic and diluted earnings per share follows (in millions):

Basic	Nine Months Ended September 30, 2008	Year Ended December 31, 2007
	(in millions)
Shares used to calculate Life Technologies historical basic earnings per share	92.4	93.4
Shares issued in connection with the acquisition of Applied Biosystems	80.8	80.8

Shares used to calculate pro forma basic earnings per share	173.2	174.2

Diluted	Nine Months Ended September 30, 2008	Year Ended December 31, 2007
Shares used to calculate Life Technologies historical diluted earnings per share	97.3	97.2
Shares issued in connection with the acquisition of Applied Biosystems	80.8	80.8

Shares used to calculate pro forma diluted earnings per share	178.1	178.0

Pro Forma Balance Sheet Adjustments

(h) Reflects the use of the Company’s cash and equivalents to finance a part of the cash portion of the merger consideration and transaction costs.

(i) Reflects the assumed proceeds of additional borrowings to finance a part of the cash portion of the merger consideration and transaction costs.

(j) Reflects the adjustment of the historical ABI inventories to estimated fair value. Because this adjustment is directly attributed to the transaction and will not have an ongoing impact in excess of one year, it is not reflected in the unaudited pro forma combined condensed statements of earnings. However, this inventory adjustment will impact costs of sales subsequent to the consummation of the transaction.

(k) Reflects the adjustment of historical ABI property, plant and equipment to estimated fair value.

(l) Reflects the elimination of historical ABI goodwill of $243.2 million (net of $15.7 million of costs related to the repatriation of cash) and the additional goodwill from the purchase price allocation of $2,126.7 million.

(m) Reflects the portion of the purchase price allocated to intangible assets, including the elimination of historical ABI intangible assets of $38.8 million and the addition of $1,400.0 million allocated to customer relationships, $625.0 million allocated to developed technology, $300.0 million allocated to trademarks, $190.0 million allocated to patents and PCR technology and $37.5 million related to other intangibles. The amount of intangible assets is subject to change and will be finalized upon consummation of the transaction and completion of an evaluation.

(n) Reflects the portion of the purchase price allocated to acquired in-process research and development projects that, as of the consummation date of the merger, will not have reached technological feasibility and have no future alternative use. The preliminary estimate of the fair value of acquired in-process research and development is $100.0 million. The fair value of acquired in-process research and development is subject to change and will be finalized upon consummation of the merger and completion of an evaluation. Because this is directly attributable to the acquisition and will not have a continuing impact in excess of one year, it is not reflected in the unaudited pro forma combined condensed statements of earnings. However, acquired in process research and development will be recorded as an expense in the period that the acquisition is completed. For every incremental $1.0 million increase to the amount allocated to acquired in-process research and development, there will be a $1.0 million decrease to net income in the period in which the transaction occurs. Additionally, goodwill will also decrease by $1.0 million.

(o) Reflects the adjustment of the historical ABI deferred revenue to estimated fair value. Fair value estimates the cost of the servicing of acquired service contracts with a normal profit margin to meet the remainder of the obligations under such contracts. Because this adjustment is directly attributed to the merger and will not have an ongoing impact in excess of one year, it is not reflected in the unaudited pro forma combined condensed statements of earnings. However, this deferred revenue adjustment will reduce revenue and net income for the next year subsequent to the consummation of the transaction.

(p) Reflects the elimination of ABI’s historical equity.

(q) Reflects the fair value of the Company’s common stock issued as a portion of the merger consideration and transaction costs.

(r) Relates to the deferred tax liabilities generated as a result of acquired identified intangible assets with a zero tax basis for financial statement purposes.

(s) As the merger of the Company with ABI occurred within a two year period following the Celera separation, the Celera separation may result in a tax liability. U.S. tax law provides that the Celera separation was taxable to ABI if it was part of a plan (or series of related transactions) pursuant to which the Company acquired ABI. There is a rebuttable presumption that a split-off occurring within two years of an acquisition of one of the split-off parties is part of such a plan. ABI believes that the facts and circumstances support the conclusion that the two transactions are separate and distinct events from each other and therefore the merger should not cause the Celera separation to be taxable to ABI. However, the Internal Revenue Service may challenge the tax-free treatment of ABI in the Celera separation. Included in the September 30, 2008 pro forma balance sheet is a $50 million tax reserve for the potential tax due as a result of the Celera separation. This reserve is an estimate of the potential tax exposure as required by FIN 48. The amount of any reserve ultimately required will depend on a determination of the potential taxable gain on the Celera separation, an assessment of the facts and circumstances surrounding the Celera separation and the events following the Celera separation, including transactions entered into by either ABI or Celera.

(t) Represents the estimated reduction in deferred tax assets as a result of the merger of the Company and ABI.

(u) Reflects estimated cash repatriation tax costs of $27.9 million related to the repatriation of cash to the United States by the Company and by ABI to facilitate the purchase of ABI, with offsets of $15.7 million to ABI’s historical goodwill and $12.2 million to the Company’s retained earnings.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFE TECHNOLOGIES CORPORATION (Registrant)

By:	/s/ John A. Cottingham
John A. Cottingham, Chief Legal Officer and Secretary

Date: January 22, 2009